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                                January 20, 1995
                                                                       EXHIBIT 5
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Tele-Communications, Inc.
Terrace Tower II
5619 DTC Parkway
Englewood, Colorado  80111-3000



Dear Sirs:

     As counsel for Tele-Communications, Inc., a Delaware corporation (the "Company"), we have examined and are familiar with the registration statement on Form S-3 (the "Registration Statement"), which relates to the registration under the Securities Act of 1933, as amended, of shares (the "Shares") of the Company's Class A Common Stock, par value $1.00 per share, to be issued from time to time upon conversion of up to $30 million aggregate principal amount of certain convertible notes (the "Notes") of TCI-UA, Inc., an indirect, wholly-owned subsidiary of the Company, and the offering and sale of the Shares by the holders thereof named in the Registration Statement (the "Selling Stockholders") from time to time thereafter.

     In connection therewith, we have examined, among other things, originals, certified copies or copies otherwise identified to our satisfaction as being copies of originals, of the Restated Certificate of Incorporation and By-Laws of the Company, as amended; resolutions of the Company's Board of Directors with respect to the filing of the Registration Statement, the issuance of the Shares upon conversion by the Selling Stockholders of the Notes held by them and related matters; and such other documents, records, certificates of public officials and questions of law as we deemed necessary or appropriate for the purpose of this opinion. In rendering this opinion, we have relied, to the extent we deem such reliance appropriate, on certificates of officers of the Company as to factual matters. We have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduction copies. We have further assumed that there will be no changes in applicable
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January 20, 1995
Page 2

law between the date of this opinion and the date of issuance of the Shares to the Selling Stockholders.

     Based upon the foregoing, we are of the opinion that the Shares to be issued upon conversion of the Notes by the Selling Stockholders have been duly authorized and, when issued and delivered upon conversion of the Notes, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us contained therein under the heading "Legal Matters." In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

     Jerome H. Kern, a partner of Baker & Botts, L.L.P., is a director of the Company.

                                 Very truly yours,



                                 BAKER & BOTTS, L.L.P.